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                                                                    EXHIBIT 99.1

[Pardigm Genetics Logo]

Press Release

FOR FURTHER INFORMATION, PLEASE CONTACT:

Melissa Matson                                 Lydia Sanmarti-Vila, Ph.D.
Manager, Corporate Communications              Senior Account Executive
Paradigm Genetics, Inc.                        Noonan/Russo Communications, Inc.
919-425-3000                                   212-696 4455 ext.226



            PARADIGM GENETICS ANNOUNCES $28 MILLION DIRECT OFFERING
                                OF COMMON STOCK

RESEARCH TRIANGLE PARK, NC, October 17, 2001 -- Paradigm Genetics, Inc. (Nasdaq:
PDGM) today announced that it has entered into an arrangement with JPMorgan H&Q pursuant to which JPMorgan H&Q has agreed to place directly 5.1 million shares for aggregate gross proceeds of $28.0 million (at a price of $5.50 per share) to selected institutional investors. The company expects this transaction will close on or before Monday, October 22, 2001. The shares are being offered through a prospectus supplement pursuant to the company's effective shelf registration statement.

Paradigm Genetics expects to use any proceeds from this financing to expand its metabolomics platform into the areas of human health and nutrition, to increase its business development activities and to meet ongoing working capital requirements. The company may also use a portion of the proceeds to acquire or invest in complementary businesses or technologies.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Paradigm Genetics, Inc.

Located in Research Triangle Park, NC, Paradigm Genetics, Inc. is industrializing the process of gene function discovery for four major sectors of the global economy: human health, nutrition, crop production, and industrial products. The company has designed the GeneFunction Factory(TM) - an integrated, rapid, industrial-scale laboratory through which it discovers gene function. Paradigm and its strategic partners intend to develop novel products using information developed with the GeneFunction Factory(TM). Paradigm's GeneFunction Factory(TM) is based on a state-of-the-art phenomics platform integrated with metabolic profiling and gene expression profiling technologies. The backbone of the GeneFunction Factory(TM) is the company's proprietary FunctionFinder(TM) bioinformatics system, used to collect, store, analyze and retrieve information. For more information, visit www.paradigmgenetics.com.
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This press release contains forward-looking statements, including statements regarding Paradigm's expectation of the placement of approximately 5.1 million shares and the gross proceeds of approximately $28 million; Paradigm's expectation that this offering will close by October 22, 2001; Paradigm's expected use of any proceeds from the offering; Paradigm's ability to develop novel products with its strategic partners; and Paradigm's ability to industrialize the process of gene function discovery for four major sectors of the global economy: human health, nutrition, crop production, and industrial products. If the offering does not close, Paradigm will not receive the anticipated proceeds. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks include, but are not limited to, Paradigm's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. These and other risks are identified in Paradigm's report on 10-Q for the quarter ended June 30, 2001, filed with the Securities and Exchange Commission.

GeneFunction Factory(TM) and FunctionFinder(TM)are U.S. trademarks of Paradigm Genetics, Inc.